KPMG LLP
345 Park Avenue	Telephone	212 758 9700
New York, NY 10154	Fax	212 758 9819
	Internet	www.us.kpmg.com

June 26, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Credit Suisse Asset Management Income Fund, Inc. (the Fund) and, under the date of February 14, 2020, we reported on the financial statements of the Fund as of and for the years ended December 31, 2019 and 2018. On June 25, 2020, we were dismissed. We have read the Fund’s statements included under Item 4.01(a) of its Form 8-K dated June 26, 2020, and we agree with such statements included therein, except that we are not in a position to agree or disagree with the Fund’s statement that the Board of Directors and the Audit Committee of the Board of Directors of the Fund approved and recommended the decision to change independent accountants.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.